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                            SECOND AMENDMENT OF LEASE

                                                                   Exhibit 10.56

     This Second Amendment of Lease dated February 14, 2002, between Dulles Tech, Inc., ("Landlord") and Network Access Solutions Corporation, ("Tenant").

                                   WITNESSETH:

     WHEREAS, Landlord and Tenant entered into a lease dated October 27, 1999 as amended March 1, 2000, (the "Lease") for certain premises consisting of 113,093 rentable square feet being the entire square footage of the building located at 13650 Dulles Technology Drive, Herndon, Virginia (the "Building"), (the "Premises") all as more particularly described in the Lease, and

     WHEREAS, Tenant assigned the fourth and fifth floors of the Premises to SBC Asset Management, Inc. by Assignment and Assumption of Leasehold Interest and Landlord's Consent to Assignment dated May 1, 2002, and

     WHEREAS, Landlord brought suit against Tenant for non-payment of rent, and in settlement of such suit Tenant is desirous of reducing the size of its remaining Premises and Landlord is agreeable to same,

     NOW THEREFORE, in consideration of the mutual benefits passing between the parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. Notwithstanding anything contained in Section 2.2 of the Lease to the contrary the Term of the Lease shall be deemed to mean a period of seven (7) years commencing March 1, 2002 (the Commencement Date") and expiring February 28, 2009, (the "Expiration Date"), (the "New Term").

2. Notwithstanding anything contained in Section 2.1 of the Lease to the contrary, effective as of the Commencement Date the term "Premises" as set forth in the Lease shall be deemed to mean the following: a) 9,362 rentable square feet being a portion of the first floor of the Building, and b) 22,397 rentable square feet being the entire second floor of the Building, for a total of 31,759 rentable square feet, (for purposes of this Second Amendment of Lease, the "New Premises"), as shown on the attached
    Exhibit "A".

3. Tenant currently occupies the New Premises and accepts them in their "as is" condition. Tenant acknowledges and agrees that it is surrendering to Landlord and Landlord is accepting from Tenant 10,397 rentable square feet on the first floor of the Building and 23,656 rentable square feet on the third floor of the Building (the "Surrendered Premises"). Tenant shall deliver the Surrendered Premises to Landlord, free of occupancy by 5:00pm on February 28, 2002. Tenant will remove its personal property by March 8, 2002. Tenant will pay a storage rent for the period of March 1-March 8, 2002, of $6,926.96, based on $13.36 per rentable square foot. Tenant shall not remove any property or cabling that is the property of Landlord or was paid for by the Tenant Improvement Allowance provided to Tenant by Landlord in the construction of the Surrendered Premises. Notwithstanding the foregoing Tenant shall provide reasonable

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    access to Landlord and its agents, commencing February 15, 2002 for purposes of Landlord's marketing of the Surrendered Premises.

4.  The Base Rent for the New Premises during the New Term shall be as follows:

                                             PER RENTABLE
YEAR                                          SQUARE FOOT             ANNUALLY          MONTHLY
----                                          -----------             --------          -------
Year 1 March 1, 2002-February 28, 2003           $24.50              $778,095.50       $64,841.29

Year 2 March 1, 2003-February 29, 2004           $25.00              $793,975.00       $66,164.58

Year 3 March 1, 2004-February 28, 2005           $25.50              $809,854.50       $67,487.88

Year 4 March 1, 2005-February 28, 2006           $27.00              $857,493.00       $71,457.75

Year 5 March 1, 2006-February 28, 2007           Base Rent for Year 4 increased by 2.5%

Year 6 March 1, 2007-February 29, 2008           Base Rent for Year 5 increased by 2.5%

Year 7 March 1, 2008-February 28, 2009           Base Rent for Year 6 increased by 2.5%

5.  The term "Base Year" for the New Term shall mean calendar year 2002.

6.  Section 3.1 (c) of the Lease is hereby deleted.

7. Section 3.2 (b) of the Lease is amended by deleting in line 6 the term "one hundred percent (100%)" and substituting therefor: "ninety five percent (95%)"

8.  Section 3.3 of the Lease is amended as follows:
       i) wherever in section (a) the words and number: "One Million Six Hundred Thousand and no/100s Dollars ($1,600,000.00)" appears it is deemed deleted and the following substituted therefor: "Three Hundred Twenty Four Thousand Two Hundred Six and no/100s Dollars ($324,206.00)".

       ii) section (b) is deleted in its entirety.

9.  Section 4.1 (a) (ii) is amended by adding at the end thereof the following:
       "Tenant shall be required to pay for HVAC services provided beyond the standard hours set forth herein monthly in advance, by the first of each month. Tenant recognizes that failure by Tenant to make such advance payment shall permit Landlord to cease such additional services and Landlord shall have no liability to Tenant arising from such cessation of additional services."

10. Section 4.3 of the Lease is amended by deleting the fourth and fifth sentences of such section.

11. Section 6.1 (b) is deleted in its entirety.

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12. Section 7.3 (a), second paragraph, is amended in line 4 by deleting:
    "$250,000)" and substituting therefor: "$75,000)"

13. Notwithstanding anything contained in Section 8.2 to the contrary, during the first six (6) months following the Commencement Date Tenant shall not be entitled to any notice in the event of a monetary default and the failure to pay any monies due Landlord, under the terms of the Lease, within five (5) days after its due date shall constitute a default, without the necessity of notice or an opportunity to cure.

14. Section 10.1 is amended as follows: "Notwithstanding anything contained in
    Section 10.1 to the contrary Landlord shall not be obligated to obtain an SNDA from any future mortgagee or holder of a deed of trust."

15. Section 11.12 of the Lease is deleted in its entirety.

16. Section 11.13 of the Lease is amended by deleting wherever it appears in this section the number "five hundred thirty one (531)" and substituting therefor: one hundred forty nine(149)". The second sentence of the section is hereby deleted.

17. Exhibit C is deleted in its entirety

18. Exhibit E shall have no application to the New Premises.

19. In the event that the space configuration on the first floor does not provide unrestricted access to the common areas, stairwells and elevators for the first floor Surrendered Space, Tenant, at its sole cost and expense, shall make such modifications to the first floor as Landlord may direct to provide such unrestricted access. Tenant currently has a security system in place for access to the Surrendered Space. Tenant shall cooperate with Landlord to effect a prompt transfer of such access to Landlord and provide Landlord in the interim with access to the Surrendered Space.

20. Landlord and Tenant acknowledge that the Lease as originally drafted was drafted with the intent that Tenant was a single tenant occupying the entire Building. Tenant no longer occupies the entire Building. As such any language in the Lease that was applicable to a tenant occupying the entire Building shall be deemed modified so that if applicable, in Landlord's reasonable judgment, the provision shall apply to a tenant occupying a proportionate part of the Building.

21. Landlord and Tenant acknowledge and agree that this Second Amendment of Lease is contingent upon the execution and compliance by Tenant of certain obligations set forth in a Settlement Agreement between Landlord and Tenant dated February 15, 2002 and that the failure of Tenant to comply with the obligations set forth in that Settlement Agreement render this Second Amendment of Lease null and void and of no force or effect. Tenant acknowledges and agrees that in entering into this Second Amendment of Lease, the Tenant is receiving substantial benefits and that those benefits constitute "new consideration" within the meaning of the federal Bankruptcy Code. Tenant further acknowledges that payments made to Landlord pursuant to the Settlement Agreement do not constitute "preferences" as such word is defined under the Bankruptcy Code of the United States if Tenant should file for Bankruptcy Court protection within ninety (90) days of the making of such payments to Landlord. Tenant further agrees that in the event

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    that Tenant files for Bankruptcy Court protection within such ninety(90) day period and the payments made pursuant to the Settlement Agreement are deemed "preferences" that Landlord shall be entitled to claim against the bankrupt estate of Tenant all damages and amounts as Landlord had prior to the execution of the Settlement Agreement and this Second Amendment of Lease. Neither Tenant, not any affiliate or subsidiary of Tenant, nor any of its affiliates or subsidiaries, may make any claim whatsoever that payments made pursuant to the Settlement Agreement to Landlord constitute a preferential payment or fraudulent conveyance in, or in relation to, any bankruptcy filing by Tenant.

22. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Second Amendment of Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any other broker, agent or finder engaged by Tenant or with whom Tenant has dealt. It is specifically acknowledged and agreed that Schneider & Associates is Tenant's agent and that Landlord has no obligation to pay any fee to Schneider & Associates.

23. Other than as amended herein all other terms, provisions and conditions of the Lease are hereby ratified and confirmed.

     IN WITNESS WHEREOF the parties hereto set their hand the day and year first written above:

ATTEST:                                     LANDLORD:

                                            DULLES TECH, INC.

By: /s/ CARMEN TAVERAS CRUZ                 By: /s/ CHARLES SCHOUTEN
    -----------------------                     --------------------
        Carmen Taveras Cruz                         Charles Schouten
            Secretary                                   President

ATTEST:                                     TENANT:

                                            NETWORK ACCESS SOLUTIONS CORPORATION

By: /s/ W.R. SMEDBERG                       By: /s/ JON AUST
   ------------------                           ------------
     William R. Smedberg                            Jon Aust
         Secretary                                    CEO